 Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
VICTORIA’S SECRET PLANNING, INC.
INTO
LIMITED BRANDS, INC.

Pursuant to the provisions of § 253 of the
Delaware General Corporation Law

Limited Brands, Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), hereby certifies that:

FIRST:  Victoria’s Secret Planning, Inc., a Delaware corporation (“Merger Subsidiary”), was incorporated on March 19, 2013 pursuant to the DGCL and is existing thereunder.

SECOND:  The Corporation was incorporated on March 16, 1982 pursuant to the DGCL and is existing thereunder.

THIRD:  The Corporation owns all of the outstanding shares of Common Stock of Merger Subsidiary (the “Shares”), the Shares being the only shares of stock of Merger Subsidiary outstanding.

FOURTH:  On March 20, 2013, the Board of Directors of the Corporation adopted the resolutions attached as Exhibit A hereto approving the merger of Merger Subsidiary with and into the Corporation pursuant to Section 253 of the DGCL (the “Merger”), which resolutions have not been amended or rescinded and are in full force and effect.

FIFTH: The Corporation shall be the surviving corporation in the Merger and, from and after the time of the Merger, the name of the surviving corporation shall be “L Brands, Inc.”

SIXTH: The Merger shall be effective upon the filing of this Certificate of Ownership and Merger with the Secretary of State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Ownership and Merger this 22nd day of March, 2013.

LIMITED BRANDS, INC.
By:	/s/ Douglas L. Williams
	Name:	Douglas L. Williams
	Title:	Executive Vice President & General Counsel

 Exhibit A

RESOLUTIONS
OF THE BOARD OF DIRECTORS OF
LIMITED BRANDS, INC.

            RESOLVED, that pursuant to the DGCL, the Corporation shall cause Merger Subsidiary to be merged (the “Merger”) with and into the Corporation pursuant to Section 253 of the DGCL, whereupon the separate existence of Merger Subsidiary shall cease, and the Corporation shall be the surviving corporation (the “Surviving Corporation”);

            RESOLVED, that the Merger shall become effective on the date and time set forth in the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware (the “Effective Time”);

            RESOLVED, that from and after the Effective Time, the name of the Surviving Corporation shall be changed to L Brands, Inc. (the “Surviving Corporation Name”);

            RESOLVED, that from and after the Effective Time, the Certificate of Incorporation of the Corporation, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Corporation, except that any reference therein to the Corporation shall be replaced with a  reference to the Surviving Corporation Name;

            RESOLVED, that from and after the Effective Time, the bylaws of the Corporation shall be the bylaws of the Surviving Corporation, except that any reference therein to the Corporation shall be replaced with a reference to the Surviving Corporation Name;

            RESOLVED, that from and after the Effective Time, the directors of the Corporation at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified;

            RESOLVED, that from and after the Effective Time, the officers of the Corporation at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified; and

            RESOLVED, that at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock of Merger Subsidiary shall be cancelled and no consideration shall be issued in respect thereof.